EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Texas United Bancshares, Inc. of our report dated February 25, 2005, except for Note B as to which the date is October 7, 2005 appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Texas United Bancshares, Inc. for the year ended December 31, 2004 and to the use of our name as it appears under the caption “Experts” in the Joint Proxy Statement/Prospectus, which is a part of such Registration Statement.

/s/ BKD, LLP

Houston, Texas
October 18, 2005